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Exhibit 2.3

DEPOSITARY AGREEMENT

Dated as of November 30, 2004

Attention: Pat Lee, Senior Manager
CIBC Mellon Trust Company
320 Bay Street
P.O. Box 1, Ground Floor
Toronto ON M5H 4A6

Dear Sirs:

        Hydrogenics Corporation (the "Company") proposes to make an offer (the "Offer") to purchase all of the outstanding common shares (the "Subject Shares") of Stuart Energy Systems Corporation. The Company wishes to confirm the terms of your appointment as depositary under the Offer.

        Terms used herein without definition but with initial capital letters have the same meaning herein as in the accompanying Offer to Purchase and Circular ("Offering Circular"). Any reference herein to the Offer includes any amendment or modification thereof.

1.    Appointment

        1.1   You are hereby appointed to act as depositary, and you accept such appointment, in respect of the Offer, in accordance with the terms and conditions of this agreement.

2.    Mailing and Shareholder Lists

        2.1   You will be responsible for mailing, by prepaid first class mail, to the registered holders of Subject Shares whose names appear in the share register of CIBC Mellon Trust Company the Offering Circular, Letter of Acceptance and Transmittal ("Letter of Transmittal"), Notice of Guaranteed Delivery, letter from the Company to Stuart Energy Systems Corporation shareholders, Directors' Circular, a return envelope and any other documents (collectively, the "Offer Documents") related to the Offer. We have made all necessary arrangements for the mailing of the Offer Documents to beneficial holders of Subject Shares through the CDS system. The Offer Documents shall be mailed to be post marked on December 1, 2004, unless we otherwise advise you in writing.

        2.2   During the currency of the Offer, you will subsequently mail the material set out in Section 2.1 by prepaid first class mail to such new holders of Subject Shares as are identified to you by or on behalf of the Company.

        2.3   You will provide to the Company on request a statutory declaration (which shall have attached to it a list of the names and addresses of each holder of Subject Shares to which the Offer Documents were mailed) or other evidence satisfactory to the Company as to your carrying out and completion of the mailings and deliveries required by Sections 2.1 and 2.2.

        2.4   You are to satisfy the requests of brokers, banks and other persons for copies of the Offer Documents, and the Company shall supply you with sufficient copies of the Offer Documents to satisfy those requests. You are not authorized to offer or to pay any concessions or commissions to brokers, banks or other persons, except as expressly provided in this Agreement, or to engage or to utilize any persons to solicit deposits.

3.    Deposit of Shares

        3.1   You will receive deposits of Subject Shares subject to the terms and conditions of the Offer. In so doing, you will:

    a)
    hold all Subject Shares properly deposited under the Offer until we accept them for payment or until we give you notice that, as a result of a condition of the Offer not being satisfied, we will not take up and pay for any Subject Shares deposited;

    b)
    ascertain that all Notices of Guaranteed Delivery received by you are properly signed and completed;

    c)
    ascertain that all deposits of Subject Shares under the Offer are accompanied by a properly signed and completed Letter of Transmittal, with signatures guaranteed, and all other documents that may be required to give us good title to the Subject Shares so deposited; and

    d)
    as soon as practicable after the Expiry Time (or such later time and date to which we may extend the Offer) advise us of the number of Subject Shares deposited under the Offer.

        3.2   All deposits of Subject Shares under the Offer must be accompanied by the certificates representing such shares, except pursuant to the guaranteed delivery procedures. You will be entitled to treat as issued and outstanding the Subject Shares represented by any certificate for Subject Shares tendered with a deposit of such shares under the Offer, if the name on such certificate conforms to the name of a registered holder of Subject Shares as it appears on the register of Subject Shareholders maintained by CIBC Mellon Trust Company.

        3.3   You will supply a declaration of loss and indemnity bond in the forms supplied by us from time to time as applicable for Stuart Energy Systems Corporation to, or otherwise inform, any holder of Subject Shares inquiring as to the procedures to be followed to obtain a replacement certificate for Subject Shares lost or destroyed and instruct such holder to properly complete such documents.

4.    Improper Deposits

        4.1   If the name of a member of the Investment Dealers Association of Canada or recognized Canadian stock exchange is indicated on a Notice of Guaranteed Delivery or on a Letter of Transmittal for a deposit which has been judged improper, you will make reasonable efforts to contact such member with a view to obtaining a proper deposit.

        4.2   If a Notice of Guaranteed Delivery or Letter of Transmittal or other required document has been improperly completed or signed, or the certificates representing Subject Shares accompanying a Letter of Transmittal are not in proper form for transfer to us, or some other irregularity in connection with a deposit exists, you will make reasonable efforts to contact such holder of Subject Shares to cause such irregularity to be corrected.

        4.3   If reasonable efforts to correct an improper deposit prove to be unsuccessful, you will return, as soon as reasonably practicable after the Expiry Date to the depositing holder of Subject Shares, the certificates representing Subject Shares which are the subject of an improper deposit.

        4.4   If you have any doubt whether any Subject Shares have been properly deposited under the Offer, you will seek the advice of our counsel, Osler, Hoskin & Harcourt LLP, as to the acceptability of the deposit. You will reject any such deposit if, in the opinion of our counsel, the deposit has been made improperly and you will take the necessary corrective action as specified in this Section 4.

        4.5   Notwithstanding the foregoing paragraphs, the Company shall have full discretion to determine whether any tender is complete and proper and the Company has the absolute right to determine whether to accept or reject any or all tenders not in proper form.

5.    Payment

        5.1   We will inform you not later than three business days after the Expiry Time whether we will accept for payment and take up Subject Shares deposited pursuant to the Offer. If we accept for payment and take up Subject Shares under the Offer, you will, as soon as practicable but in any event not later than three business days after the first date on which we accept for payment and take up Subject Shares under the Offer, arrange for the delivery by first class mail of the Offered Consideration for such Subject Shares, in accordance with the terms and conditions of the Offer and the instructions of the depositing holders of Subject Shares as set forth in the Letters of Transmittal. After we first take and pay for Subject Shares under the Offer we shall be deemed to have informed you that we have taken-up and accepted for payment all Subject Shares which continue to be properly deposited in acceptance of the Offer not later than three business days after the date on which such Subject Shares are deposited and you will arrange for the delivery by first class mail of the Offered Consideration, not later than three business days from the date of each such deposit of Subject Shares, in accordance with the terms and conditions of the Offer and the instructions of the depositing holders of Subject Shares as set forth in the Letters of Transmittal.

        5.2   It is agreed that any cheques will be drawn on a designated account maintained by CIBC Mellon Trust Company. If no address is specified on the Letter of Transmittal, cheques will be forwarded to the address of the holder as shown on the share register maintained by CIBC Mellon Trust Company.

        5.3   If we determine that delivery by mail may be delayed, you will make arrangements for holders of Subject Shares entitled to the Offered Consideration to take delivery of the Offered Consideration at your offices at which the Subject Shares were deposited until we determine that delivery by mail will no longer be delayed.

        5.4   Subject Shares accepted and paid for under the terms of the Offer are to be transferred and registered as directed by us.

6.    Withdrawal

        6.1   You will permit each person who deposits Subject Shares under the Offer to withdraw such Subject Shares as expressly permitted under Section 6 of the Offer and only upon receipt of a notice of withdrawal which complies with such Section.

7.    Extension and Variation

        7.1   Under the terms of the Offer, we have the right at any time and from time to time during the Deposit Period to extend the Deposit Period or to vary the Offer by giving written notice, or other communication confirmed in writing, thereof to you. If we elect to extend the Deposit Period or vary the Offer, you will arrange for the notice of each such extension or variation to be mailed to the registered holders of Subject Shares entitled to receive such notice as soon as practicable thereafter in accordance with the Offer.

8.    Return of Deposited Shares

        8.1   If we give you written notice that, as a result of a condition of the Offer not being satisfied, we will not take up and pay for any Subject Shares deposited under the Offer, you will arrange, as soon as practicable after receipt of our written notice, for the return to holders of Subject Shares deposited, in accordance with the terms and conditions of the Offer and the instructions of the depositing holders of Subject Shares as set forth in the Letters of Transmittal.

9.    Timely Notification

        9.1   At 2:00 p.m. on each business day on which Subject Shares may be deposited under the Offer, you will inform the following persons by facsimile transmission of the number of Subject Shares properly deposited to date including information regarding the number of Subject Shares deposited on a given day.

              Mr. Jonathan Lundy, Vice President, General Counsel
              and Corporate Secretary

              Hydrogenics Corporation
              5985 McLaughlin Road
              Mississauga, ON L5R 1B8

              Telephone No.: 905-361-3670
              Facsimile No.: 905-361-3626

              Mr. Mark Trachuk
              Osler, Hoskin & Harcourt LLP
              Box 50, 1 First Canadian Place
              Toronto, ON M5X 1B8

              Telephone No.: 416-862-4749
              Facsimile No.: 416-862-6666

10.    Soliciting Dealer Group

        10.1 The Letter of Transmittal contains a box for the insertion of the name of a member of the Soliciting Dealer Group. If such a name appears on a Letter of Transmittal which is a part of a proper deposit of Subject Shares, and if we take up and pay for the Subject Shares deposited pursuant to the Offer, then you are authorized and directed, as soon as possible following the date of payment for Subject Shares taken up under the Offer, to make direct payment to the member concerned of an amount for each deposit equal to $0.02 for each such Subject Share, provided that the solicitation fee in respect of any single beneficial owner of Subject Common Shares shall not be less than $100 or more than $1,500 and shall be subject to a minimum of 5,000 Subject Shares being deposited. Where Subject Shares deposited and registered in a single name are beneficially owned by more than one person, the minimum and maximum amounts shall be applied separately in respect of each beneficial owner. The solicitation fee payable in respect of any Subject Shares tendered or deposited under the Offer not identified with a particular member of the Soliciting Dealer Group shall be payable to CIBC World Markets Inc. as dealer manager. You may require any member of the Soliciting Dealer Group to furnish evidence satisfactory to you of such beneficial ownership before payment of such fee.

        10.2 You will provide us with a list of dealers and brokers, the names of which have been inserted in the Letters of Transmittal received by you, along with information regarding the number of tendered Subject Shares solicited by each such dealer and purchased pursuant to the Offer.

11.    Funds and Fees

        11.1 Your fees for acting hereunder will be agreed upon by the parties hereto. We will pay all your reasonable out-of-pocket expenses in connection with your duties hereunder (including without limitation, the overtime expenses, postage, courier, long distance calls, G.S.T., mailing insurance, and photocopying).

        11.2 We, on notification from you, will ensure that sufficient funds and share certificates are made available to make payment for the Subject Shares accepted for payment by us under the Offer and that sufficient funds are made available to make payments to members of the Soliciting Dealer Group of amounts owing to them.

12.    Offices

        12.1 You agree to maintain your principal office in each of the cities set out in the Letter of Transmittal to which deposits of Subject Shares may be sent or delivered and at which payment for Subject Shares purchased by us pursuant to the Offer may be picked up at all times during the currency of the Offer.

13.    Indemnity

        13.1 We indemnify and hold you as well as your directors, officers, employees and agents harmless from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, demands, costs and expenses, including without limiting the foregoing, reasonable legal fees and expenses, arising from or in connection with any actions or omissions which you take as depositary under the Offer or this agreement, provided that such action or omission is taken in good faith and without negligence or is taken on advice and instructions given to you by our representatives referred to Section 14.1. In no case shall we be liable under this Section 13.1 with respect to any claim against you unless we are notified by you, in writing, of the written assertion of a claim against you, or of any action commenced against you, promptly after you have received any such written assertion of a claim or shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. We shall undertake the investigation and defense of any such claim and you shall have the right to retain other counsel, at your own expense, to act on your behalf, provided that if you reasonably determine that a conflict of interest exists which makes representation by counsel chosen by us not advisable, the reasonable fees and disbursements of such other counsel shall be paid by us.

        13.2 Notwithstanding any other provision in this agreement, this indemnity shall survive the removal or resignation of CIBC Mellon Trust Company in connection with any and all of its duties and obligations under this agreement and the termination of this agreement.

14.    General

        14.1 In acting as depositary, you:

    a)
    shall have no duties or obligations other than those set forth herein;

    b)
    shall not be obliged to take any legal action which might in your judgment involve any expense or liability unless you shall have been furnished with reasonable funding and indemnity;

    c)
    may rely and shall be protected in acting upon the written instructions of the following persons: any director or officer of Hydrogenics Corporation or its counsel, Osler, Hoskin & Harcourt LLP;

    d)
    may retain and consult counsel satisfactory to you (including our counsel) and the advice or opinion of such counsel shall be full and complete authorization or protection in respect of any action taken by you thereunder, in good faith, in accordance with the advice or opinion of such counsel; and

    e)
    shall not be called upon at any time to advise any person depositing or considering depositing Subject Shares under the terms of the Offer as to the wisdom in making such deposit.

        14.2 This agreement shall not be assigned by either of the parties hereto without the prior written consent of the other.

        14.3 This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors.

        14.4 This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

        14.5 This agreement shall come into force and effect as of the date set forth on the first page of this agreement, and except as provided below, shall continue in force until the earlier of:

    a)
    the payment of the Offered Consideration to eligible depositing holders; or

    b)
    the return of Subject Shares as a result of a condition of the Offer not being satisfied.

        14.6 This agreement may be signed in any number of counterparts.

        14.7 Time shall be of the essence of the agreement.

        14.8 All dollar references in this agreement are in Canadian Dollars.

        Kindly indicate your acceptance of the terms of this letter by signing and returning to us the duplicate hereof, in which case this letter will form an agreement between us.

Per:	/s/ JONATHAN LUNDY Name: Jonathan Lundy Title: Vice President, General Counsel and Corporate Secretary

        Accepted and agreed to as of the 30th day of November, 2004.

CIBC MELLON TRUST COMPANY
By:	/s/ WARREN JANSEN Authorized Signature
By:	/s/ BRUCE CORNISH Authorized Signature

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  Exhibit 2.3
DEPOSITARY AGREEMENT
1. Appointment
2. Mailing and Shareholder Lists
3. Deposit of Shares
4. Improper Deposits
5. Payment
6. Withdrawal
7. Extension and Variation
8. Return of Deposited Shares
9. Timely Notification
10. Soliciting Dealer Group
11. Funds and Fees
12. Offices
13. Indemnity
14. General